Exhibit 4.2

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Agreement”) is entered into and effective as of November 1, 2022 by and among OmniAb, Inc., a Delaware corporation (the “Company”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) and Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, “Computershare”).

WHEREAS, the Company (formerly known as Avista Public Acquisition Corp. II) and Continental have previously entered into a warrant agreement, dated as of August 9, 2021 (the “Warrant Agreement”) governing the terms of the Company’s 19,012,156 outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”); and

WHEREAS, the Company is party to that certain merger agreement, dated as of March 23, 2022 (the “Merger Agreement”), with Orwell Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), and OmniAb, Inc., a Delaware corporation and a wholly-owned subsidiary of Ligand (“Legacy OmniAb”), pursuant to which (i) prior to the date hereof, the Company has changed its jurisdiction of incorporation from the Cayman Islands to Delaware in accordance with the applicable provisions of the Delaware General Corporation Law and the Cayman Islands Companies Act (the “Domestication”) and (ii) on the date hereof, Merger Sub merged with and into Legacy OmniAb, with Legacy OmniAb surviving the merger and continuing as a wholly owned subsidiary of the Company (the “Business Combination”); and

WHEREAS, by virtue of the Domestication, the Company’s Class A Ordinary Shares converted on a one-for-one basis into shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company, and pursuant to Section 4.5 of the Warrant Agreement, from and after the Domestication, the Warrants relate to the Common Stock; and

WHEREAS, effective upon the Closing (as defined in the Merger Agreement), the Company wishes to appoint Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Appointment of Successor Warrant Agent and Transfer Agent. the Company hereby appoints Computershare to serve as successor Warrant Agent and Transfer Agent under the Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Closing, all of Continental’s rights, interests and obligations in, and under the Warrant Agreement and Warrants, as Warrant Agent and Transfer Agent. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” or “Transfer Agent” shall mean Computershare. Further, unless the context otherwise requires, any references in the Warrant Agreement and the Warrants to “Ordinary Shares” shall mean the shares of the Company’s Common Stock. Any notice, statement or demand authorized by the Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Client Services

Email: Kathryn.Minyard@computershare.com

3. Replacement Instruments. Following the Closing, upon request by any holder of a Warrant, the Company shall issue a new instrument for such Warrant reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement.

4. Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following:

a.

The preamble is amended by (i) deleting “Avista Public Acquisition Corp. II, a Cayman Islands exempted company (the “Company”)” and replacing it with “OmniAb, Inc., a Delaware corporation (the “Company”)”; (ii) deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and its affiliate of Computershare Inc. (“Trust Company” and together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent”).” As a result thereof, all references in the Warrant Agreement and the amendments to the Warrant Agreement below (i) to the “Company” shall be references to OmniAb, Inc. (ii) to “Warrant Agent” shall be to Computershare Inc. and Trust Company, together.

b.	The recitals are hereby deleted and replaced in their entirety as follows:

“WHEREAS, The Company (formerly known as Avista Public Acquisition Corp. II) has entered into that certain Private Placement Warrants Purchase Agreement, with Avista Acquisition LP II, a Cayman Islands exempted limited partnership (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 8,233,333 warrants simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Common Stock (as defined below) at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, on March 23, 2022, the Company entered into an Amended and Restated Forward Purchase Agreement (the “Forward Purchase Agreement”) with the Sponsor pursuant to which the Sponsor agreed to purchase 3,112,156 Forward Purchase Warrants, bearing the legend set forth in Exhibit C hereto (the “Forward Purchase Warrants”) in a private placement transaction concurrently with the closing of the Company’s initial business combination (the “Business Combination”); and

WHEREAS, the Company consummated an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Ordinary Share (as defined below) and one-third of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has issued and delivered 7,666,667 warrants to public investors in the Offering (the “Public Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Share”), for $11.50 per share, subject to adjustment as described herein only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant; and

WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-257177, and a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Ordinary Shares included in the Units; and

WHEREAS, the Company, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), OmniAb, Inc., a Delaware corporation and a wholly-owned subsidiary of Ligand (“Legacy OmniAb”), and Orwell Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), are parties to that certain merger agreement, dated as of March 23, 2022 (the “Business Combination Agreement”), which, among other things, provides, following the consummation of the Domestication (as defined in the Business Combination Agreement), for the merger of Merger Sub with and into Legacy OmniAb with Legacy OmniAb surviving such merger as a wholly owned subsidiary of the Company, which was subsequently renamed “OmniAb, Inc.” (the “Merger”), and, as a result of the Merger, all Ordinary Shares will be exchanged for such number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) as described in the Business Combination Agreement; and

WHEREAS, on November 1, 2022, pursuant to the terms of the Business Combination Agreement, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”); and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the effective time of the Domestication (as defined in the Business Combination Agreement), each of the issued and outstanding Private Placement Warrants, Forward Purchase Warrants and Public Warrants shall no longer be exercisable for Ordinary Shares but shall instead become exercisable (subject to the terms and conditions of this Agreement) for Common Stock (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

As a result of the foregoing, all references in the Warrant Agreement and the amendments to the Warrant Agreement below to “Ordinary Share” or “Ordinary Shares” shall be references to Common Stock.

c.	Section 2.3.1 is hereby amended to add the following as the final sentence of the second paragraph thereto:

“In such event, the transfer, exchange or exercise of the Warrants shall be conducted in accordance with the customary procedures of the Warrant Agent.”

d.	Clause (ii) of Section 3.3.1 is hereby amended and restated in its entirety as follows:

“(ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and duly executed by the Registered Holder on the reverse of the Definitive Warrant Certificate accompanied by any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, or in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures,”

e.	The penultimate sentence of Section 3.3.2 is hereby amended by deleting the reference to “Section 4.6” and replacing it with “Section 4.7”.

f.	Section 3.3.5 is hereby amended by deleting the phrase “Continental Stock Transfer & Trust Company, as” and replacing it with the word “its”.

g.	Section 4.6 is hereby amended by adding, immediately after the first full sentence of Section 4.6, the following sentence:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice.”

h.	The second clause of Section 4.8 is hereby amended and restated in its entirety as follows and the following sentence is added as the final sentence thereof:

“provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate (which do not affect the rights, duties, liabilities or responsibilities of the Warrant Agent) and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed. The Company hereby agrees that it will provide the Warrant Agent with reasonably prompt notice of any amendments to the form of Warrant.”

i.	Section 5.4 is hereby amended and restated in its entirety as follows:

“[Reserved.]”

j.	Section 5.5 is hereby amended to add the following as the final sentence thereof.

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual or facsimile form.”

k.	Section 7.4 is hereby amended by adding new subsections 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:

“7.4.3. Calculation of Ordinary Shares to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the Ordinary Shares to be issued on such exercise is accurate.

7.4.4. Deliver of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 10th business day of the following month by wire transfer to an account designated by the Company.

7.4.5. Cost Basis Information. The Company hereby instructs the Warrant Agent to record cost basis for newly issued shares (whether pursuant to a cash exercise or a cashless exercise) in accordance with instructions by the Company. If the Company does not provide such cost basis information to the Warrant Agent as outlined above, then the Warrant Agent will treat those shares issued hereunder as uncovered securities or the equivalent, and each holder of such shares will need to obtain such cost basis information from the Company.

l.	Section 8.2.1 is hereby amended by deleting the reference to “sixty (60)” and replacing it with “thirty (30)”.

m.	Section 8.3.1 is hereby amended and restated in its entirety as follows:

“Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

n.	Section 8.4.1 is hereby amended and restated in its entirety as follows:

“Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person reasonably believed in absence of bad faith by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Legal Officer, the Secretary or the Chairman of the Board of the Company (each an authorized officer); and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement as a result of the Warrant Agent’s reasonable reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.”

o.	Section 8.4.2 is hereby amended and restated in its entirety as follows:

“Indemnity; Limitation on Liability. The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, reasonable and documented third party cost or expense (including, without limitation, the reasonable and documented fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the bad faith, fraud, gross negligence or willful misconduct on the part of the Warrant Agent (which bad faith, fraud, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The Warrant Agent shall be liable hereunder only for its own bad faith, fraud, gross negligence or willful misconduct (which bad faith, fraud, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be, other than in the case of fraud (as determined by a final, non-appealable judgment of a court of competent jurisdiction), limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under Section 8.4 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

p.	Section 8.5 is hereby amended and restated in its entirety as follows:

“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Common Stock. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Common Stock with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Common Stock or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

q.	Section 8.6 is hereby deleted in its entirety.

r.	The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:

“8.6 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it as a result of the Warrant Agent’s reasonable reliance on such advice or opinion in the absence of Warrant Agent’s bad faith, fraud, gross negligence or willful misconduct (each as must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.7 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.8 Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.9 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent bad faith, fraud, gross negligence or willful misconduct in the selection and continued employment thereof (which bad faith, fraud, gross negligence or willful misconduct must be determined by a final, non- appealable judgment of a court of competent jurisdiction).

8.10 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it reasonably believes in absence of bad faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.11 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company or legal counsel to the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.12 Ambiguity. In the event the Warrant Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions from the Company or legal counsel to the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Warrant Agent; provided that the Warrant Agent shall use commercially reasonable efforts to promptly notify the Company and legal counsel to the Company of such ambiguity or uncertainty.

8.13 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.14 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.15 Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any authorized officer of the Company and shall not be liable for any action taken, suffered or omitted to be taken by, the Warrant Agent in accordance with such advice or instructions.

8.16 Bank Accounts. All funds received by Computershare Inc. under this Agreement that are to be distributed or applied by Computershare Inc.in the performance of services hereunder (the “Funds”) shall be held by Computershare Inc. as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare Inc. in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare Inc. will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare Inc. shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare Inc. in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare Inc. may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare Inc. shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.”

8.17. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

8.18 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). The provisions under Section 8.19 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

s.

Section 9.2 is amended such that the address of Avista Public Acquisition Corp. II (with a copy to Weil, Gotshal & Manges LLP) shall be changed to the address of OmniAb (with a copy to Latham & Watkins LLP) as follows:

“OmniAb, Inc.

5980 Horton Street, Suite 600

Emeryville, CA 94608

Attn: Charles S. Berkman

with a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn: Matthew Bush”

t.	Section 9.8 is hereby amended to add the following sentences to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an authorized officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has reasonably determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

u.	Section 9.9 is hereby amended to add the following sentence to the end thereof:

“Notwithstanding the forgoing, if such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company; provided that the Warrant Agent shall use commercially reasonable efforts to notify the Company and legal counsel to the Company prior to delivering such written notice of resignation and to negotiate an alternative to such excluded provision in the absence of bad faith.”

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

6. Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7. Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

8. Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

9. Indemnification. The Company agrees to indemnify, defend and hold Computershare harmless from and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable and documented fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Agreement, except as a result of Computershare’s bad faith, fraud, gross negligence or willful misconduct (which bad faith, fraud, gross negligence or willful misconduct must be determined by a judgment of a court of competent jurisdiction).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

OMNIAB, INC

By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Chief Legal Officer and Secretary

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE, INC., On behalf of both entities

By:	/s/ Collin Ekeogu
	Name:	Collin Ekeogu
	Title:	Manager, Corporate Actions

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]